Exhibit 10.3

LoyaltyOne Inc.

CANADIAN SUPPLEMENTAL

EXECUTIVE RETIREMENT PLAN

Effective 1 January 2009

LOYALTYONE INC.

CANADIAN SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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ARTICLE 1

PREAMBLE

The LoyaltyOne Inc. Canadian Supplemental Executive Retirement Plan is established by LoyaltyOne Inc. (“LoyaltyOne”), effective January 1, 2009, in order to provide Eligible Executives with additional retirement income to compensate them for the application of the money purchase limit, as defined in the ITA, to the Employer contributions made in respect of such Eligible Executives under the DPSP. The Plan is further intended to assist in attracting and retaining qualified individuals to serve in executive positions with an Employer.

ARTICLE 2

DEFINITIONS AND INTERPRETATION

2.1	Defined Terms. In this Plan, the following terms shall have the following meanings, respectively, unless a different meaning is clearly required by the context:

(a)	“Account” means the notional account established and maintained in respect of a Participant on the books of an Employer to which Top-Up Benefits are credited pursuant to Article 4 hereof.

(b)	“ADSC” means Alliance Data Systems Corporation.

(c)	“Alliance” or “ADSI” means ADS Alliance Data Systems, Inc.

(d)	“Applicable Withholding Taxes” has the meaning ascribed thereto in Section 8.5(b).

(e)	“Associate” means any person receiving compensation for personal services rendered in the employment of an Employer.

(f)	“Beneficiary” means, subject to all applicable law, an individual who has been designated by a Participant, in accordance with the beneficiary designation form attached hereto as Schedule “A” (or in such other form and manner as the Retirement Council may determine), to secure benefits payable under the Plan upon the death of the Participant or, where no such designation is validly in effect at the time of death, or where the designated individual does not survive the Participant, the Participant’s legal representative.

(g)	“Cause”, in respect of a participant, means:

(i)	the failure or wilful refusal of the Participant to substantially perform his or her material duties and responsibilities, except as such results from the disability of the Participant, that is not cured by the Participant within a reasonable period of written notification thereof to the Participant by his or her Employer;

(ii)	the failure or wilful refusal of the Participant to substantially perform his or her material duties, obligations and covenants under any non-compete or non-solicit agreements between the Participant and his or her Employer;

(iii)	the wilful usurping of any material business opportunity by the Participant;

(iv)	any fraudulent activity or serious misconduct by the Participant materially affecting ADSC, ADSCI or his or her Employer or in circumstances which would make the Participant unsuitable to continue to discharge his or her duties of employment;

(v)	the conviction of the Participant for any crime involving fraud, misrepresentation or breach of trust;

(vi)	any wilful and intentional act on the part of the Participant having the effect of materially injuring the reputation, business or business relationships ADSC, ADSCI or his or her Employer; or

(vii)	anything or any things constituting “cause” under applicable law;

except that if, at the time of such Participant’s termination date, the Participant is party to an employment, severance, retention or similar contract or agreement with his or her Employer that contains a definition of the term “cause” or a similar term, the term “cause” shall have the meaning, if any, assigned thereto (or to such similar term) in such contract or agreement.

(h)

“Change in Control” means one of the following events: (i) the merger, consolidation or other reorganization of ADSC in which its outstanding common stock, $0.01 par value, is converted into or exchanged for a different class of securities of ADSC, a class of securities of any other issuer (except a direct or indirect wholly owned subsidiary of ADSC), cash, or other property, (ii) the sale, lease or exchange of all or substantially all of the assets of ADSC to any other corporation or entity (except a direct or indirect wholly owned subsidiary of ADSC), (iii) the adoption by the stockholders of ADSC of a plan of liquidation and dissolution, (iv) the acquisition (other than any acquisition pursuant to any other clause of this definition) by any person or entity other than (1) Welsh Carson Anderson & Stowe partnerships and partners or (2) Limited Brands, Inc. and its affiliates, including without limitation a “group” as contemplated by Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended (whether or not such Act is then applicable to ADSC), of beneficial ownership, as contemplated by such section, of more than twenty percent (20%) (based on voting power) of ADSC’s outstanding capital stock and such person, entity or group either has, or either publicly or by written notice to ADSC states an intention to seek, a representative member on the ADSC Board of Directors, (v) the acquisition (other than any acquisition pursuant to any other clause of this definition) by any person, entity or group other than (x) Welsh Carson Anderson

& Stowe partnerships and partners or (y) Limited Brands, Inc. and its affiliates, of beneficial ownership of more than thirty percent (30%) (based on voting power) of ADSC’s outstanding capital stock, or (vi) as a result of or in connection with a contested election of directors, the persons who were the directors of ADSC before such election shall cease to constitute a majority of the ADSC Board of Directors.

(i)	“Retirement Council” means the LoyaltyOne Inc. committee appointed pursuant to Section 10.1 to administer the Plan.

(j)	“DPSP” means the LoyaltyOne Inc. DPSP, as amended from time to time in accordance with its terms.

(k)	“Effective Date” has the meaning ascribed to that term in Section 2.3.

(l)	“Eligible Executive” means a full-time Associate in a Vice President or higher position

(i)	who has been designated by the Retirement Council in its sole discretion, as a member of a group of “key executives”,

(ii)	who is on the Canadian payroll of an Employer, and

(iii)	who participates in the RRSP and the DPSP.

(m)	“Employer” means LoyaltyOne or any other Alliance entity in Canada affiliated with ADSC that has adopted the Plan with the approval of the Retirement Council.

(n)	“ITA” means, collectively, the Income Tax Act (Canada) and the regulations made thereunder, each as amended from time to time.

(o)	“LoyaltyOne” has the meaning ascribed to such term in the Recitals.

(p)	“Participant” means an Eligible Executive who has elected to participate in this Plan.

(q)	“Participant Information” has the meaning ascribed thereto in Section 10.3(a).

(r)	“Plan” means this LoyaltyOne Canadian Supplemental Executive Retirement Plan, as amended from time to time in accordance with its terms.

(s)	“RRSP” means the LoyaltyOne Inc. Registered Retirement Savings Plan. RRSP, as amended form time to time in accordance with its terms.

(t)	“Top-Up Benefits” means the notional benefit amount allocated to a Participant’s Account pursuant to Section 4.1.

(u)	“Vesting Service” has the meaning ascribed to that term in the DPSP.

2.2	Interpretation. In this Plan, unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders. Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Plan. The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to the Plan as a whole and not to any particular Article, Section, Paragraph or other part hereof.

2.3	The Plan shall be effective as of January 1, 2009 (the “Effective Date”). LoyaltyOne shall review and confirm the terms of the Plan from time to time.

ARTICLE 3

ELIGIBILITY

3.1	Eligibility. subject to Section 3.2 each Eligible Executive is eligible to participate in the Plan. Notwithstanding any other provision of the Plan, if an Eligible Executive is resident or otherwise subject to taxation in a jurisdiction in which Top-Up Benefits credited under the Plan might be considered to be income which is subject to taxation at the time such benefits are credited to the Eligible Executive’s Account, the Eligible Executive may elect not to participate in the Plan by providing a written notice to the Vice President, Compensation, Human Resources, LoyaltyOne Inc., 438 University Avenue, Suite 600, Toronto, Ontario, M5G 2L1.

3.2	Participant’s Agreement to be Bound. Each Eligible Executive may elect to participate in the Plan by signing and delivering a copy of the Plan (or such other election form as may be prescribed, from time to time, for such purpose) to the Vice President, Compensation, Human Resources, LoyaltyOne Inc., 438 University Avenue, Suite 600, Toronto, Ontario, M5G 2L1. Participation in the Plan by an Eligible Executive shall be voluntary and shall be construed as acceptance by such Eligible Executive of the terms and conditions of the Plan and all rules and procedures adopted hereunder and as amended from time to time.

ARTICLE 4

TOP-UP BENEFITS

4.1	Top-Up Allocation. LoyaltyOne shall cause the relevant Employer to allocate to each Participant’s Account a notional amount (a “Top-Up Benefit”), if any, equal to A less B where:

A =	the Employer contributions which would be made in respect of the then current fiscal year to the Participant’s account under the DPSP in accordance with the terms of the DPSP and/or related Employer policies applicable at the relevant time, if the maximum contribution provisions prescribed by the ITA and applicable to the DPSP were not applicable; and

B =	the Employer contributions actually made to the Participant’s account under the DPSP in respect of such fiscal year,

provided, however, that if an allocation has not previously been made to a Participant’s Account in accordance with this Section 4.1 in respect of the same or a prior fiscal year, such allocation shall be made only if the amount to be so allocated exceeds $200.00. If the amount to be allocated does not exceed $200.00, it will be paid in cash and no amount will be allocated or credited to the Participant’s Account. Top-Up Benefits, if any, calculated pursuant to this Section 4.1 shall be allocated and credited to the Participant’s Account as of the date the corresponding Employer contribution would otherwise have been made under the DPSP but for the application of the maximum contribution provisions prescribed by the ITA and applicable to the DPSP.

4.2	Notional Investment Return. The balance in each Participant’s Account will be credited or debited, as applicable, no less frequently than annually with the deemed investment earnings (or losses) calculated assuming that the one hundred percent (100%) of the amounts allocated and credited to the Participant’s Account were invested in the balanced funds provided as an investment option under the DPSP or such alternative investment funds, fund of funds or index as may be determined by the Retirement Council, in its sole discretion, from time to time.

4.3	Participant Statements. A written statement confirming the balance in each Participant’s Account shall be prepared and distributed annually. Statements shall contain such information as the Retirement Council may determine from time to time. For greater certainty, in the event of any discrepancy between the records of the Employer and any statement provided to a Participant pursuant to this Section 4.3, the records of the Employer shall govern and the rights and obligations of the Employer and the Participant shall be determined on the basis of such records.

ARTICLE 5

LEAVE OF ABSENCE

5.1	Paid Leave of Absence. If a Participant is authorized by an Employer for any reason to take a paid bona fide leave of absence, the Participant shall continue to be considered employed by the Employer for up to six months of such leave, or if longer, for so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract (the “Maximum Leave Period”). During such paid leave of absence up to the Maximum Leave Period, the Participant shall continue to participate in the Plan and shall remain eligible for the allocation of Top-Up Benefits in accordance with Section 4.1.

5.2	Unpaid Leave of Absence. If a Participant is authorized by the Employer for any reason to take an unpaid bona fide leave of absence, the Participant shall continue to be considered employed by the Employer during such leave up to the Maximum Leave Period. During such unpaid leave of absence up to the Maximum Leave Period, the Participant’s membership in the Plan shall be suspended and the Participant shall not be eligible for the allocation of Top-Up Benefits in accordance with Section 4.1. For greater certainty, no payment shall be made to Participant under the Plan during the period when the Participant’s membership in the Plan is suspended pursuant to this Section 5.2.

ARTICLE 6

VESTING

6.1

Vesting. Participants shall be fully vested in all amounts credited to their Account pursuant to Article 4 hereof after completion of one (1) year of service which, if such service was rendered in connection with the DPSP, would constitute one (1) year of Vesting Service under the DPSP, and until then shall be totally unvested. If a Participant separates from service at a time when the Account is not fully vested, the Participant will forfeit the balance of his or her Account; and the forfeiture shall not be restored for any reason, including a subsequent re-employment. For greater certainty, not withstanding any period of employment with an Employer or any period of membership in the DPSP, no Participant shall be fully vested prior to the first (1st) anniversary of the Effective Date.

6.2	Change of Control. Notwithstanding Section 6.1, in the event of a Change of Control, all unvested amounts credited to a Participant’s Account shall be deemed to be fully vested.

ARTICLE 7

UNFUNDED PLAN AND CHANGE OF CONTROL

7.1	Payments Out of General Funds. Payments to be made by an Employer under the Plan shall be paid solely out of the general funds of the Employer then available for that purpose. The Employer shall not be required to contribute to, or set aside any amounts for, a separate fund to satisfy its obligations, or to otherwise secure its obligations under the Plan.

7.2	General. Nothing contained in the Plan shall create or be construed to create a trust of any kind. Any assets of an Employer available to pay Plan benefits shall be subject to the claims of the Employer’s general unsecured creditors and may be used by the Employer in its sole discretion for any purpose. A person’s right to receive a payment under the Plan shall be determined solely in accordance with the terms of the Plan and shall be no greater than the right of an unsecured general creditor of the Employer. A person entitled to a payment under the Plan shall have recourse solely to the Employer for payment and shall have no recourse to Alliance, ADSC or to any director, officer or employee of Alliance, ADSC or the Employer.

ARTICLE 8

PAYMENT OF TOP-UP BENEFITS

8.1	Payment of Top-Up Benefits. Where a Participant ceases to be an employee of an Employer for any reason other than the death of the Participant or the dismissal of the Participant for Cause, the Participant shall receive a lump-sum cash payment equal to the balance of such Participant’s Account, less Applicable Withholding Taxes. Such payment will be made within ninety (90) days after the Participant becomes eligible for such payment.

8.2	Death Benefits. Any vested, undistributed amount credited to a Participant’s Account on the date he or she dies shall be paid as a lump-sum cash payment, less Applicable Withholding Taxes, to the Participant’s Beneficiary. Payments will be made within ninety (90) days after the date the Employer receives formal notification of the Participant’s death.

8.3	Termination for Cause. Unless otherwise determined by ADSC, if the employment of a Participant with an Employer is terminated for Cause, the Participant will not be eligible for any Top-Up Benefits and will forfeit the balance of his or her Account, whether vested or unvested, as at the date of termination of employment. For purposes of the Plan, the Participant’s date of termination of employment is the actual date of termination by the Employer and specifically does not mean the date on which any statutory or common law severance period or any period of reasonable notice that the Employer may be required at law to provide to the Participant, would expire.

8.4	Waiving of Right to Compensation or Damages. The Participant waives any and all right to compensation or damages in consequence of termination of employment (whether lawfully or unlawfully) or otherwise for any reason whatsoever as those rights may result from the Participant ceasing to have rights or be entitled to any Top-Up Benefits under the Plan pursuant to Section 8.3.

8.5	Taxes and Other Source Deductions.

(a)	Except as provided in this Section 8.5, neither ADSC nor Alliance nor any Employer shall be liable for any tax imposed on a Participant as a result of amounts paid or credited to such Participant under the Plan. Participants are advised to consult with their own tax adviser(s).

(b)	Each Employer shall be authorized to deduct from any amount paid or credited hereunder, such taxes and other amounts as it may be required by law to withhold (the “Applicable Withholding Taxes”), in such manner as it determines in its sole discretion.

(c)	Subject to Section 8.5(b), Top-Up Benefits will not be adjusted in any way to reflect the taxation of such benefits.

ARTICLE 9

AMENDMENT AND TERMINATION

9.1

Amendment. LoyaltyOne may at any time amend, suspend, or reinstate any or all of the provisions of the Plan, except that no such amendment, suspension, or reinstatement may adversely affect the vested portion of any Participant’s Account as it existed as of the effective date of such amendment, suspension, or reinstatement, without such Participant’s prior written consent, unless the Retirement Council determines, in its sole discretion, that the amendment is needed to preserve favorable tax treatment. Written notice of any amendment or other action with respect to the Plan shall be given to each Participant, but failure to give written notice shall not invalidate any action taken pursuant to this Section 9.1.

9.2	Termination. LoyaltyOne, in its sole discretion, may terminate this Plan at any time and for any reason whatsoever. Upon termination of the Plan, the Retirement Council shall cause to be paid to each Participant the entire value of his or her Account, if vested, in a lump-sum cash payment, less Applicable Withholding taxes as soon as practicable. The Retirement Council shall take such actions as it deems appropriate, in its sole discretion, to administer any Accounts existing prior to such termination payments.

ARTICLE 10

ADMINISTRATION

10.1	Retirement Council. The Retirement Council shall administer the Plan. The members of the Retirement Council shall be Associates who are appointed by, and serve at the pleasure of, the LoyaltyOne Board. The Retirement Council has complete and absolute authority to interpret any provision of the Plan and, in its sole discretion, decide all questions and issues arising under the Plan including, without limitation, questions of fact, eligibility to participate in the Plan, and the amount of benefits, if any, due under the Plan. Decisions of the Retirement Council are final and binding upon all parties. Additional information about the Plan is available by contacting:

LoyaltyOne Retirement Council

c/o Vice President, Human Resources

LoyaltyOne Inc.

438 University Ave., Suite 600

Toronto, Ontario, M5G 2L1

10.2	Claims Procedure. In the event a Participant or beneficiary has a dispute concerning his or her benefit, the claim for the benefit shall first be submitted in writing to the VP, Human Resources of LoyaltyOne, of Alliance. In the event that the VP, Human Resources, does not provide a response satisfactory to the Participant within ninety (90) days after receipt of the claim, the Participant or named beneficiary may submit the claim in writing, within sixty (60) days thereafter to the Retirement Council, whose decision regarding the claim shall be final and binding on each Participant or person claiming under the Plan. The claimant shall be notified of the Retirement Council’s decision within sixty (60) days, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than one hundred twenty (120) days after receipt of a request for review.

10.3	Participant Information.

(a)	Each Participant shall provide his or her Employer with all information (including personal information) the Retirement Council requires in order to administer the Plan (the “Participant Information”).

(b)	An Employer may from time to time transfer or provide access to Participant Information to a third party service provider(whether located inside or outside of Canada) for purposes of the administration of the Plan provided that such service providers will be provided with such information for the sole purpose of providing services to such Employer in connection with the operation and administration of the Plan. An Employer may also transfer and provide access to Participant Information to its Affiliates for purposes of preparing financial statements or other necessary reports and facilitating payment or reimbursement of Plan expenses. By participating in the Plan, each Participant acknowledges that Participant Information may be so provided and agrees and consents to its provision on the terms set forth herein.

(c)	The Retirement Council shall not disclose Participant Information except (i) as contemplated in Section 10.3(b) above, (ii) in response to regulatory filings or other requirements for the information by a governmental authority or regulatory body, or (iii) for the purpose of complying with a subpoena, warrant or other order by a court, Person or body having jurisdiction over the Retirement Council to compel production of the information.

ARTICLE 11

MISCELLANEOUS

11.1	Not a Contract of Employment. The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. Without limiting the generality of the foregoing, nothing herein contained shall be deemed to give any Participant or other person, whether or not in the employ of an Employer any right to be retained in the employ of an Employer, nor to interfere with the right of an Employer to discharge any Participant at any time. Similarly, nothing in this Plan or the Participant’s opportunity to participate in this Plan shall be construed to provide the Participant with any rights whatsoever to participate or to continue participation in this Plan, or to compensation or damages in lieu of participation or the right to participate in this Plan upon the termination of the Participant’s employment with an Employer for any reason (including, without limitation, any breach of contract by the Employer) or in consequence of any other circumstances whatsoever.

11.2	Non-Assignability. Except as may otherwise be required by law, no distribution or payment under the Plan to any Participant, named beneficiary, heirs and successors shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void. Nor shall any such distribution or payment be in any way subject to the debts, contracts, liabilities, engagements, or torts of any person entitled to such distribution or payment. If any Participant, named beneficiary, heir, or successor is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge any such distribution or payment, voluntarily or involuntarily, the Retirement Council, in its discretion, may cancel such distribution or payment or may hold or cause to be held or applied such distribution or payment, or any part thereof, to or for the benefit of such Participant, named beneficiary, heir or successor in such manner as the Retirement Council shall direct.

11.3	Currency. All payments and benefits under the Plan shall be determined and paid in the lawful currency of Canada.

11.4	Savings Clause. If any provision of this instrument is finally held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

11.5	Governing Law. The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein, without regard to principles of conflict of laws.

This LoyaltyOne Canadian Supplemental Executive Retirement Plan is hereby adopted this 15 day of June, 2009, and is effective as of January 1, 2009.

ALLIANCE DATA SYSTEMS CORPORATION

By:	Dwayne H. Tucker
Title:	Executive Vice President, Human Resources

SCHEDULE “A”

LoyaltyOne Inc.

Canadian Supplemental Executive Retirement Plan

Beneficiary Designation

To:	Vice President, Human Resources, LoyaltyOne Inc.

I,                                                              , being a Participant in the LoyaltyOne Inc. Canadian Supplemental Retirement Plan (the “Plan”) hereby designate the following individual as my Beneficiary for purposes of the Plan:

Name of Beneficiary:

Address of Beneficiary:

This designation revokes any previous Beneficiary designation made by me under the Plan. Under the terms of the Plan, and subject to all applicable law, I reserve the right to revoke this designation and to designate another individual as my Beneficiary.

Date:

Name:	(please print)

Signature:

Witness Name:	(please print)

Witness Signature:

Choosing your Beneficiary is an important decision and this is an important document. We recommend that you consider your options carefully and that you seek appropriate advice before completing it if you require clarification.

Please note that this Beneficiary Designation applies only in respect of any other employee benefit plan sponsored by LoyaltyOne Inc., including for example, the DPSP. Should you wish to change your beneficiary designation under any other LoyaltyOne plan, it will be your responsibility to make the appropriate designation in accordance with the process established by such plan.

All capitalized terms used in this Beneficiary Designation shall have the same meaning as in the Plan unless otherwise defined herein.

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